UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2006

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

55 Waugh Drive, Suite 1000		77007
Houston, Texas		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 3, 2006, Marine Systems, Inc., a wholly owned subsidiary of Kirby Corporation, entered into a Stock Purchase Agreement to purchase all of the stock of Global Power Holding Company (“GPHC”), a privately held corporation that owns all of the outstanding equity of Global Power Systems, L.L.C. (“Global”), a Gulf Coast provider of high speed diesel engine services. Global, headquartered in Houma, Louisiana, operates factory-authorized full service dealerships for Caterpillar, Cummins, Detroit Diesel and John Deere engines, as well as Allison transmissions. The purchase price will be approximately $100 million in cash and will be subject to a post-closing working capital adjustment.

The Stock Purchase Agreement contains customary representations, warranties and covenants and the buyer and the sellers have each agreed to indemnify the other, subject to certain limitations, for breaches under the Stock Purchase Agreement. The closing of the acquisition, expected to take place in June 2006, is subject to certain conditions, including required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The selling stockholders of GPHC are a group of investment firms and current and former members of Global management, none of whom has any previous relationship with Kirby Corporation or its affiliates.

Copies of two press releases relating to the acquisition are attached to this report as Exhibits 99.1 and 99.2.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated May 3, 2006
99.2	Press release dated May 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIRBY CORPORATION
(Registrant)

By:	/s/ G. Stephen Holcomb
G. Stephen Holcomb
Vice President - Investor Relations

Dated: May 4, 2006

EXHIBIT INDEX

Exhibit 99.1	Press release dated May 3, 2006
Exhibit 99.2	Press release dated May 3, 2006